As filed with the Securities and Exchange Commission on August 9, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE MILLS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1802283
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

(703) 526-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Thomas E. Frost

Executive Vice President, Secretary and General Counsel

The Mills Corporation

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

(703) 526-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

J. Warren Gorrell, Jr.

Alan L. Dye

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	85,355 shares	$64.83	$5,533,565	$652

(1)	Represents 30,355 shares of common stock of The Mills Corporation that have been issued and 55,000 shares of common stock that may be issued to the selling stockholder upon settlement of restricted stock units.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low reported sales prices on the New York Stock Exchange on August 4, 2005. The Registrant did not receive any separate consideration for shares of common stock that were issued and will not receive any separate consideration for shares of common stock that may be issued upon settlement of restricted stock units.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 9, 2005

PROSPECTUS

85,355 Shares

Common Stock

This prospectus relates to the possible offer and sale from time to time by the executive officer named in this prospectus, or the selling stockholder, of up to 85,355 shares of The Mills Corporation’s common stock, par value $0.01 per share, issued or to be issued to the selling stockholder on settlement of 110,000 restricted stock units awarded to the selling stockholder on September 9, 2004 as an employee inducement grant pursuant to the terms of an employment agreement and a restricted stock unit agreement between the selling stockholder and us. On January 1, 2005, an aggregate of 55,000 shares of common stock were issued in a private placement in reliance on Section 4(2) of the Securities Act of 1933 (the “Securities Act”) on settlement of the vesting of 55,000 restricted stock units. Of the 55,000 shares of common stock issued, 24,645 shares were tendered back to us by the selling stockholder to pay the statutory minimum taxes due on such vesting and 30,355 shares of such common stock are now held by the selling stockholder. An additional 55,000 shares of our common stock will be issued to the selling stockholder in a private placement in reliance on Section 4(2) of the Securities Act in the future on the settlement of the vesting of the remaining 55,000 restricted stock units, which restricted stock units will vest on the earlier of January 1, 2006 and the termination of the selling stockholder’s employment for any reason other than termination by us for cause or termination by the selling stockholder without good reason. The selling stockholder may tender to the company that number of shares of our common stock necessary to pay the statutory minimum taxes due on the vesting of such shares.

We are registering the common stock being offered by this prospectus to provide the selling stockholder with freely tradable securities. The registration of such shares does not necessarily mean that any of the common stock issued or to be issued upon vesting of restricted stock units will be offered or sold by the recipient thereof.

We will not receive any cash proceeds from the sale of the common stock by the selling stockholder pursuant to this prospectus. We have agreed to pay all expenses of effecting the registration of the common stock offered by this prospectus pursuant to the registration statement under the Securities Act. The selling stockholder will pay the other costs, if any, associated with any sale of the common stock.

To ensure that we maintain our qualification as a real estate investment trust, or REIT, under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), ownership of our equity securities by any person is limited to 9.225% of the value of outstanding shares of capital stock, with certain exceptions. See “Transfer and Ownership Restrictions.”

Our common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “MLS.” The closing sale price of our common stock as reported by the NYSE on August 4, 2005 was $64.93 per share.

We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000.

Investing in the shares of common stock involves risks. See “ Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August     , 2005.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholder may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling stockholder.

This prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement and any amendments to such registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with additional information described below under the heading “Where You Can Find More Information.” Information incorporated by reference with the SEC after the date of this prospectus, or information included in an amendment to the registration statement of which this prospectus forms a part, may add, update, or change information in this prospectus. If information in these subsequent filings or amendments is inconsistent with this prospectus, the information incorporated by reference or included in the subsequent amendment will supersede the information in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of each document.

As used in this prospectus, the terms “Mills,” “company,” “we,” “our” or us means The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, Management Associates Limited Partnership and MillsServices Corp. (“MSC”), which we consolidate for financial reporting purposes, unless the context indicates otherwise. As used in the section of this prospectus entitled “Material Federal Income Tax Considerations,” the terms “we,” “our,” and “us” refers solely to The Mills Corporation, except where the context indicates otherwise. As used in this prospectus, “Mills LP” refers to The Mills Limited Partnership.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, the securities described in this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus. You should not assume that the information appearing in this prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

-i-

RISK FACTORS

You should consider carefully the section titled “Risk Factors” in our most recent annual report on Form 10-K and other information in this prospectus and other documents that are incorporated by reference into this prospectus before deciding to invest in our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some statements made in this prospectus may constitute, and the documents incorporated by reference in this prospectus may contain, “forward-looking statements” for the purposes of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, among others, statements regarding our future liquidity needs and availability of capital, our expectations regarding our development projects (including future expenditures), the environmental conditions of our properties, our asset management strategy, the adequacy of our insurance coverage, our ability to renew leases or re-lease space, and dealings with our joint venture partners. Readers can identify forward-looking statements by the use of words such as, but not limited to, “may,” “plan,” “will,” “expect,” “anticipate,” “estimate,” “would be,” “believe,” “intend” or “continue” or the negative or other variations of comparable terms. We intend these forward-looking statements to be covered by the safe harbor provisions applicable to forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements, none of which is intended as a guarantee of performance, are subject to certain assumptions, risks and uncertainties, which could cause our actual future results, achievements or transactions to differ materially from those projected or anticipated. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this prospectus or as of the respective dates of the documents that are incorporated by reference in this prospectus. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risks described in this prospectus or the documents incorporated by reference in this prospectus, including, without limitation, our most recent annual report on Form 10-K. These factors include, among others:

•	international, national and local economic, business and real estate conditions that could, among other things, affect:

•	supply and demand for retail space and retail properties,

•	the business and economic cycles, including the effect on demand for retail space and the creation of new retail real estate developments,

•	availability and creditworthiness of tenants,

•	interest rate levels, and

•	exchange rates between the US dollar and foreign currencies in countries where we have investments;

•	adverse changes in the real estate market, including, among other things:

•	the extent of tenant bankruptcies, financial difficulties and defaults,

•	the extent of future demand for retail space and barriers to entry into markets that we may seek to enter in the future, and

•	our ability to identify and consummate acquisitions on favorable terms;

•	risks associated with the development, acquisition and operation of retail properties, including risks that the development of the project may not be completed on schedule, that we may not be able to lease available space to tenants at favorable rental rates, that tenants will not take occupancy or pay rent in accordance with their leases, or that development costs may be greater than anticipated;

•	availability of financing for our development and redevelopment projects or acquisition activities;

•	our ability to maintain our status as a REIT for federal and state income tax purposes;

•	our ability to raise capital at all or at reasonable rates;

•	our ability to obtain insurance at all or at a reasonable cost;

•	the effect of any terrorist activity or other heightened geopolitical risks;

•	governmental actions and initiatives; and

•	environmental/safety requirements.

We undertake no duty or obligation to publicly announce any revisions to, or updates of, these forward-looking statements that may result from future events or circumstances or otherwise.

THE COMPANY

Overview

We are a fully integrated, self-managed REIT that provides development, redevelopment, leasing, financing, management and marketing services to our properties. Our portfolio primarily consists of three types of retail and entertainment real estate properties:

•	Mills Landmark Centers— super regional retail and entertainment shopping centers located in the United States and Canada branded as “Mills”;

•	21st Century Retail and Entertainment Centers—conventional regional shopping centers located in the United States and Canada anchored by traditional department stores and open-air retail and entertainment centers; and

•	International Retail and Entertainment Centers—full-priced retail and entertainment centers located in Europe.

As of June 30, 2005, we owned or had an interest in 41 retail and entertainment-oriented centers comprised of 17 super regional Mills Landmark Centers, 22 regional 21st Century Retail and Entertainment Centers and two International Retail and Entertainment Centers. Of these, we wholly own five Mills Landmark Centers, nine 21st Century Retail and Entertainment Centers and one International Retail and Entertainment Center. As of June 30, 2005, we also owned three community shopping centers, a portfolio of 19 single tenant properties and other related commercial developments. We conduct all of our business and own all of our properties through Mills LP and its various subsidiaries. We are the sole general partner of Mills LP and, as of June 30, 2005, owned a 1.00% general partner interest and an 85.72% limited partner interest

We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.themills.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus.

USE OF PROCEEDS

All sales of our common stock pursuant to this prospectus will be by, or for the account of, the selling stockholder. As a result, we will not receive any of the proceeds from the offer or sale of our common stock by the selling stockholder pursuant to this prospectus. We will pay all expenses associated with the registration in connection with this offering, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

DESCRIPTION OF COMMON STOCK

The following description sets forth the general terms of the common stock issued or to be issued to the selling stockholder on settlement of restricted stock units. This description and the description contained in any documents incorporated by reference in this prospectus are not complete and are subject to and qualified in their entirety by reference to our certificate of incorporation and bylaws, each of which we will make available upon request.

General

Our certificate of incorporation authorizes us to issue up to 170,000,000 shares of capital stock, of which we are authorized to issue 100,000,000 shares as voting common stock, par value $0.01 per share, 50,000,000 shares as non-voting common stock, par value $0.01 per share (which is reserved for issuance as “excess” stock if a holder violates the applicable ownership limits), and 20,000,000 shares as preferred stock, par value $0.01 per share. At June 30, 2005, 56,218,400 shares of our voting common stock were issued and outstanding. The outstanding shares of our voting common stock are listed for trading on the NYSE.

References to “common stock” in this section of the prospectus refer to our voting common stock, unless otherwise specified.

Subject to the preferential rights of any other classes or series of shares of capital stock and to the provisions of our certificate of incorporation regarding restrictions on transfers of shares of capital stock, holders of our common stock are entitled:

•	to receive distributions if, as and when authorized and declared by our board of directors, out of funds and other assets legally available for distribution, and

•	to share ratably in our assets that are legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities and subject to any liquidation preferences of the holders of our preferred stock.

The shares of our common stock rank junior to our preferred stock.

Subject to the provisions of our certificate of incorporation regarding restrictions on the transfer of shares of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as expressly provided for other classes or series of our capital stock, the holders of shares of common stock will possess exclusive voting power over matters submitted for stockholder approval. Any matter submitted for stockholder approval generally will require the affirmative vote of a majority of the shares present and voting on that matter. There is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding common stock can elect all of the directors then standing for election.

Holders of shares of our common stock have no sinking fund, subscription, redemption, conversion, exchange or preference rights.

Our board of directors is a classified board consisting of three classes of directors with staggered terms. Directors for each class are chosen for a three-year term upon expiration of the term of that class.

Under the Delaware General Corporation Law (the “DGCL”), a Delaware corporation generally cannot dissolve, amend its certificate of incorporation, participate in a merger or consolidation, effect a share exchange or transfer all or substantially all of its property and assets unless the action to be taken has been approved by a majority of the board of directors and by stockholders holding at least a majority of the shares entitled to vote on the matter and, in some circumstances, a majority of the outstanding stock of each class entitled to vote thereon as a class. The DGCL permits a corporation to specify a greater percentage in its certificate of incorporation. In addition, some types of mergers may be accomplished without a stockholder vote. For example, under some circumstances, no stockholder vote is required for a merger of a subsidiary of a Delaware corporation into its parent corporation. Generally, a merger need not be approved by stockholders of a Delaware corporation that will survive a merger if (a) the merger does not result in a reclassification or change in the outstanding shares of the surviving corporation or an amendment to the surviving corporation’s certificate of incorporation, and (b) the number of shares to be issued or delivered in the merger is not more than 20% of the surviving corporation’s shares prior to the merger.

We are a Delaware corporation and the provisions of the DGCL apply to us, except where our organizational documents adopt different provisions. Any amendment to our certificate of incorporation, including the section that addresses the preservation of our REIT status, requires the approval of a majority of our board of directors and stockholders holding at least a majority of the voting power of all shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. However, amendments that are inconsistent with certain provisions of our certificate of incorporation (including those articles relating to capital stock, the board of directors, stockholder actions and meetings of stockholders, indemnification, limitation on liability of directors, compromise, amendment of the bylaws, and amendment of the certificate of incorporation) require approval of a majority of our board of directors and the affirmative vote of the holders of 66 2/3% of the voting power of all of the shares of capital stock then entitled to vote, voting together as a single class. In addition, the DGCL provides that amendments to the certificate of incorporation that would increase or decrease the aggregate number of authorized shares of a class (including preferred stock), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely requires the affirmative vote of the outstanding shares of such class, voting as a class, whether or not entitled to vote under the certificate of incorporation. Our bylaws may be amended by a majority of the board of directors. In addition, our bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class.

Our certificate of incorporation authorizes our board of directors to designate classes and series of preferred stock, to establish the number of shares in each class or series, and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each designated class or series. Some amendments to our certificate of incorporation require the approval of holders of 66 2/3% of the outstanding shares of each affected class of preferred stock.

Restrictions on Ownership

Holders of our capital stock will be subject to the ownership restrictions of our certificate of incorporation which provides, with some exceptions, that no person may own, actually or constructively, more than 9.225% of the value of the outstanding shares of our capital stock. See “Transfer and Ownership Restrictions.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

REGISTRATION RIGHTS

Pursuant to the terms of an employment agreement and a restricted stock unit agreement between the selling stockholder and us, 110,000 restricted stock units were awarded to the selling stockholder as an employee inducement grant on September 9, 2004. On January 1, 2005, an aggregate of 55,000 shares of common stock were issued in a private placement in reliance on Section 4(2) of the Securities Act on settlement of the vesting of 55,000 restricted stock units. Of the 55,000 shares of common stock issued, 24,645 shares were tendered back to us by the selling stockholder to pay the statutory minimum taxes due on such vesting. We are required to register the remaining 30,355 shares of common stock now held by the selling stockholder and the 55,000 shares of common stock that may be issued to the selling stockholder in the future on settlement of the vesting of the remaining 55,000 restricted stock units pursuant to our obligations under the restricted stock unit agreement. Under such agreement, we are required to file with the SEC, prior to or as soon as practicable after the first settlement date of any restricted stock units granted thereunder, a registration statement with respect to the shares of common stock issuable upon settlement.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain federal income tax considerations relating to (i) the taxation of The Mills Corporation as a REIT and (ii) the ownership and disposition of our common stock. Because this is a summary that is intended to address only certain federal income tax considerations relating to the ownership and disposition of our stock, it may not contain all the information that may be important to a prospective holder. As you review this discussion, you should keep in mind that:

•	the tax considerations for you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. person,

•	a trust, estate, regulated investment company, REIT, financial institution, insurance company or S corporation,

•	subject to the alternative minimum tax provisions of the Code,

•	holding the stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•	holding the stock through a partnership or similar pass-through entity,

•	a person with a “functional currency” other than the U.S. dollar,

•	beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us,

•	a U.S. expatriate, or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold the stock as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the Internal Revenue Service concerning our qualification as a REIT generally. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the Internal Revenue Service or the courts, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

You are advised to consult with your tax advisor to determine the impact of your personal tax situation on the anticipated federal, state, local, foreign and other tax consequences of the ownership and sale of our stock and with regard to any potential changes in applicable tax laws.

Taxation of the Company as a REIT

The sections of the Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

General. We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our short taxable year ended December 31, 1994. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. We believe that we have been organized and have operated in a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to be organized and to operate in such a manner. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, various requirements under the Code, as described in this prospectus, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our stock. While we believe we have operated, and intend to continue to operate, so as to qualify for taxation as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have satisfied such requirements or will continue to do so. For a discussion of the tax consequences of the failure to qualify as a REIT, see “—Taxation of the Company as a REIT—Failure to Qualify.”

In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to stockholders. Stockholders generally will be subject to taxation on dividends that they receive at rates applicable to ordinary income instead of at lower capital gain rates (other than dividends designated as capital gain dividends or “qualified dividend income,” which are subject to taxation at capital gain rates). Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular (non-REIT) C corporation. Regular corporations generally are subject to federal corporate income taxation on their income, and stockholders of regular corporations are subject to tax on any dividends that are received. Currently, stockholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and stockholders of regular corporations who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Overall, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gains rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal income tax as follows.

1.	We will be taxed at regular corporate rates on any “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

2.	Under some circumstances, we (or our stockholders) may be subject to the “alternative minimum tax” due to our items of tax preference and alternative minimum tax adjustments.

3.	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

4.	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

5.	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (b) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

6.	We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the excess of the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from prior taxable years, over excess distributions made with respect to prior years.

7.	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, will be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. stockholder in our stock.

8.	We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and/or a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

9.	If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we will be liable for corporate income tax, at the highest applicable corporate rate, on the “built-in gain” with respect to those assets at the time we acquired them if we dispose of those assets within 10 years after we acquired them (provided no election is made for the transaction to be currently taxable). To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. If we are subject to taxation on our REIT taxable income or are subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a C corporation, a portion of the dividends we pay to our stockholders who are taxed as individuals during the following year may be subject to tax at reduced capital gains rates rather than at ordinary income rates. See “Taxation of Taxable U.S. Holders—Qualified Dividend Income.”

10.	If we fail to satisfy any of the REIT asset tests discussed below under “Asset Tests” because we own assets the total value of which exceeds a statutory de minimis standard but the failure is due to reasonable cause and we nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such nonqualifying assets during the period in which we failed to satisfy the asset tests by the highest rate of tax applicable to corporations.

11.	If we fail to satisfy a requirement under the Code the failure of which would result in the loss of our REIT qualification, other than a failure described in paragraph 5 or 10 above, but the failure is due to reasonable cause and we nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure.

Furthermore, notwithstanding our status as a REIT, we also may have to pay (a) certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes, and (b) certain foreign income and other taxes to the extent that we own assets or conduct operations in foreign jurisdictions. Moreover, each of our domestic taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income, while each of our non-U.S. taxable REIT subsidiaries may be subject to certain foreign corporate-level income taxes.

Requirements for Qualification As a REIT. The Code defines a REIT as a corporation, trust or association—

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is neither a financial institution nor an insurance company subject within the meaning of certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

(7) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes; and

(9) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under the Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the stock ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT (except as described in the next paragraph.

To monitor our compliance with condition (6) above, we are required to send annually letters to holders of our stock requesting information regarding the actual ownership of the stock. The failure to comply with these requirements could subject us to monetary penalties. If we comply with this annual requirement and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, then we will be treated as having met the requirement.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We were formed in 1991 but were not active until 1993. We elected S corporation status, commencing with January 1, 1993. We terminated our S corporation election immediately prior to our initial public offering in April of 1994. If our S corporation election was valid for all of our taxable years commencing with January 1, 1993, including our short S corporation year ending immediately prior to our initial public offering, we would have no earnings and profits accumulated in any non-REIT year, and thus would have met the earnings and profits requirement for our short C corporation taxable year ended December 31, 1994 and for taxable years thereafter. We believe that we qualified as an S corporation for our taxable years commencing with January 1, 1993, including the short S corporation year, and that we do not have, and have not had, accumulated earnings and profits from a non-REIT tax year. Nevertheless, the S corporation requirements are highly technical and complex, and there can be no assurance that the Internal Revenue Service will not assert that we failed to qualify as an S corporation for some reason. In such an event, we would not have been eligible to qualify as a REIT until the tax year when we paid out the accumulated earnings and profits from our non-REIT tax years.

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” is an entity that is taxable as a C corporation in which we directly or indirectly own stock and that elects jointly with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary is also any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities representing 35% or more of the vote or value. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

The income and assets of our taxable REIT subsidiaries are not attributable to us for purposes of the requirements that we must satisfy to maintain our REIT status. Moreover, certain services that generally cannot be performed by us or by parties related to us may be performed by a taxable REIT subsidiary of ours without affecting our qualification as a REIT. However, our taxable REIT subsidiaries, which include, among other entities, MSC and a number of its subsidiaries, will be subject to federal income tax, and state and local income tax where applicable, as non-REIT C corporations.

Qualified REIT Subsidiaries. If a REIT owns a subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded from the REIT for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Income Tests. To qualify as a REIT, we must satisfy two gross income tests, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (a) dividends, (b) interest, and (c) gain from the sale or disposition of stock and securities.

Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received by us from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we may provide directly only an insignificant amount of services, unless the services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary), without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the services will not “taint” the income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income itself will not qualify as rents from real property. Mills LP, our operating partnership, provides certain services with respect to our properties. Based upon our experience with retail shopping centers in the markets in which our properties are located, we believe that all services provided to tenants by us (other than those the income from which meets the 1% “de minimis” services exception described above, those provided by an independent contractor or those provided by a taxable REIT subsidiary) should be considered permissible services, although there can be no assurance that the Internal Revenue Service will not contend otherwise.

Mills LP also may receive certain types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. For example, payments that we receive pursuant to “naming rights” and some “sponsorship” agreements will not qualify under either of the 75% or 95% gross income tests. We also derive some rental income from affiliated entities that will be considered “related party rent,” as well as some rent that is considered attributable to personal property, neither of which qualifies under the 75% or 95% gross income tests. In addition, dividends and interest paid to Mills LP by our taxable REIT subsidiaries, including MSC, will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

In connection with the performance of our management and leasing activities, we regularly undertake a wide range of marketing and promotional activities that are intended to promote and benefit an entire mall operation through increasing consumer spending and thereby increasing the rents that we derive from our tenants. The Internal Revenue Service, in a number of private letter rulings issued to other REITs, has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the centers, and therefore the REIT’s revenues from tenants, rather than to benefit a specific tenant. Some of the advertising and promotional activities undertaken by us are substantially similar to those approved by the Internal Revenue Service in these private letter rulings. However, in view of the relatively unique nature of our properties, some of our advertising and promotional activities are different from and more extensive than those addressed specifically by the Internal Revenue Service to date in private letter rulings.

We believe that all of our advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing our overall revenues through increased rents (which are typically based upon a percentage of sales), which is the basic premise upon which the Internal Revenue Service has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally. Accordingly, we believe that all of our management and leasing activities, including the marketing and promotional activities, to the extent that they might be considered a service to tenants, should be considered “usually or customarily rendered” in connection with the rental of space for occupancy. We also believe that, with regard to taxable years beginning after December 31, 1997, these advertising and promotional activities would fall within the 1% “de minimis” services exception even if the activities did not meet the “usual or customary” standard. No assurance can be given, however, that the Internal Revenue Service will not challenge our position with respect to certain activities performed by us, or that such a challenge would not be successful. A successful challenge by the Internal Revenue Service could result in our failure to satisfy the gross income tests for the taxable years during which we engaged in such activities, and, therefore, in our failure to qualify as a REIT for such years. However, under certain circumstances, we may not fail to qualify as a REIT but rather would be subject to a tax imposed with respect to our “excess net income,” as described below.

We do not believe, after consultation with our professional advisors, that there will be a material adverse effect on our business operations or our ability to qualify as a REIT as a result of our performance of our marketing and promotional activities. Nevertheless, to remove any ambiguity with respect to such activities, we require certain marketing and promotional activities to be performed by independent contractors that are adequately compensated and from which we receive no income, or by a taxable REIT subsidiary. If we contemplate providing services to tenants that may reasonably be expected not to meet the “usual or customary” standard or to fall within the 1% “de minimis” services exception, we will arrange to have such services performed by an independent contractor or a taxable REIT subsidiary.

To the extent that we directly provide management and/or development services with respect to properties where we own less than 100% of the interests in such properties, a portion of our fees that we receive would be non-qualifying income for both the 75% and 95% gross income tests. To limit the non-qualifying income that we receive, MSC or its subsidiaries provide management and development services to all of the properties in which Mills LP owns less than a 100% interest. MSC and its subsidiaries also invest in entities that are tenants of ours. Mills LP wholly owns MSC. Our share of any dividend or interest received from MSC or any other taxable REIT subsidiary should qualify for purposes of the 95% test, but not for purposes of the 75% test. We do not anticipate that we will receive sufficient dividends and interest from MSC and any other taxable REIT subsidiaries to cause us to exceed the limit on non-qualifying income under the 75% test.

We inevitably will have some gross income from various sources, including the sources described herein, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Taking into account our actual and anticipated sources of non-qualifying income, however, we believe that our aggregate gross income from all sources has satisfied and will continue to satisfy the 75% and 95% gross income tests applicable to REITs for each of our taxable years as a REIT. Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor any services provided at, and the nonqualifying income arising from, each of our properties.

“Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that we enter into a transaction in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, except to the extent provided in Treasury regulations, any income or gain from the hedging transaction will be disregarded for purposes of the 95% income test, provided that we clearly and timely identify such hedging transaction in the manner required under the Code and the regulations promulgated thereunder (but will constitute non-qualifying income for purposes of the 75% income test). For our taxable years beginning prior to January 1, 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets was generally qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedged with nonqualifying types of financial instruments prior to January 1, 2005, or we hedge against other types of risks, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Our investments outside the United States can raise special issues for us. To the extent that we undertake those investments through a taxable REIT subsidiary, the interest and dividend income that we receive from the taxable REIT subsidiary, as well as gain recognized from the disposition of the subsidiary (including a liquidation of the subsidiary following a sale of the investment), would not qualify for purposes of the 75% gross income test (although such income or gain should qualify for purposes of the 95% gross income test, subject to the limitations discussed previously). We are limited in our ability to structure significant investments outside the United States through taxable REIT subsidiaries by the 20% asset test applicable to our aggregate ownership of taxable REIT subsidiaries, including MSC. See “—Asset Tests,” below. If we make such investments directly, rather than through a taxable REIT subsidiary, then, in addition to the other considerations discussed above, any income recognized from hedges entered into to limit risks to us with respect to changes in foreign exchange rates (as well as any gains recognized by us with respect to or as the result of changes in foreign exchange rates) will not qualify for purposes of either the 75% gross income test or the 95% gross income test (unless such hedges are entered into in the normal course of our business with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, and is timely and clearly identified, in which case any income or gain will be treated as discussed in the paragraph above). We have taken certain measures in an effort to limit the amount of foreign exchange gain that we (rather than our taxable REIT subsidiaries) recognize for federal income tax purposes, and we will treat any foreign currency exchange gain that we recognize as non-qualifying income for purposes of the income tests. These considerations may limit our ability to invest outside the United States, or may force us to structure some of those investments in a manner that is less desirable for us than otherwise would be the case.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if: (a) our failure to meet the tests is due to reasonable cause and not due to willful neglect, and (b) following identification of the failure, we file with the Internal Revenue Service a schedule describing each item of our gross income in accordance with regulations to be prescribed by the Secretary of the Treasury. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the test was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

Asset Tests. At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets. Our assets for purposes of these tests include our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interest in that entity. For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with our proportionate interest in any securities (including debt securities) issued by that entity other than certain securities specified in the Code.

(1) At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

(2) Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

(3) Except for securities described in (1) above and securities in taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

(4) Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10% of any one issuer’s outstanding voting securities.

(5) Except for securities described in (1) above, securities in taxable REIT subsidiaries and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

(6) Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Until August 2001, Mills LP owned 99% of the non-voting preferred stock and 5% of the voting stock of MSC. In addition, Mills LP owns a note issued by MSC. In August 2001, Mills LP acquired 100% of the outstanding non-voting preferred stock and voting stock of MSC that it did not already own. By virtue of our ownership of units in Mills LP, we are considered to own our pro rata share of both the stock and note of MSC owned by Mills LP. While MSC has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001, there can be no assurance for prior periods that the Internal Revenue Service might not contend either (a) that the value of the securities of MSC held by us through Mills LP exceeded the 5% value limitation, (b) that the non-voting stock of MSC owned by Mills LP should be considered “voting stock” for purposes of the assets tests, or (c) that any notes issued by MSC to Mills LP should be considered “voting stock” for purposes of the asset tests. We believe that we owned less than 10% of the voting securities of MSC for all periods before January 1, 2001. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that our ownership of voting stock exceeded the 10% limitation on the ownership of those assets during those periods.

We believe that our share of the aggregate value of the securities of MSC, together with all other assets that do not qualify for purposes of the 75% test, including securities in our other taxable REIT subsidiaries, does not exceed 25% of the total value of our assets. In addition, we believe that the combined value of our share of the securities of all of our taxable REIT subsidiaries, including MSC, does not exceed 20% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test; (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement described in future Treasury regulations.

Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our “controlled taxable REIT subsidiaries,” as defined in the Code, own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,00,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt provided that such contingency is consistent with customary commercial practice.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our share of the value of the securities of any such issuer does not exceed 5% of the total value of our assets, and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the “straight debt” exception with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Each time a unitholder other than us exercises its right to redeem units, our interest in Mills LP increases, and we are deemed to acquire securities held by Mills LP.

Certain failures to satisfy the asset tests can be remedied even after the 30-day cure period, If the total value of the assets that causes a failure of the 5% limitation, the 10% voting securities limitation or the 10% value limitation does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and file a schedule with the Internal Revenue Service that describes the assets.

We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within the applicable time period after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful or will not require a reduction in Mills LP’s overall interest in the taxable REIT subsidiaries that conduct the property service businesses. If we fail to cure the noncompliance with the asset tests within the applicable time period, we could fail to qualify as a REIT.

We currently own interests in projects in certain foreign jurisdictions through our subsidiaries and joint-ventures, including entities that are treated as taxable REIT subsidiaries for United States federal income tax purposes. Because such investments have been made in currencies other than the U.S. dollar, the value of these assets, in terms of the U.S. dollar, change by reference to fluctuations in the exchange rates between the U.S. dollar and the relevant foreign currency, even if there is no change in our absolute or relative ownership of such properties and entities. Generally, any change in the value, in U.S. dollar terms, of our foreign investments solely as a result of fluctuations in currency exchange rates will not cause us to fail any one or more of the asset tests. However, any such change, coupled with any change in our absolute or relative ownership of our foreign assets, may cause us to fail one or more of the asset tests. We intend to monitor the value, in U.S. dollar terms, of our foreign assets to ensure that any change in their value as a result of fluctuations in foreign currency exchange rates does not adversely affect our qualification as a REIT.

Annual Distribution Requirements. To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

•	the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

•	the sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid during the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods. We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause Mills LP to arrange for short-term, or possibly long-term, borrowings to permit the payments of required dividends.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements. We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify. If we do not comply with one or more of the conditions required for qualification as a REIT (other than the assets tests and the income tests that have the specific savings clauses discussed above in “-Income Tests” and “-Asset Tests”), we can avoid disqualification as a REIT by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce both the cash available for distribution by us to our stockholders and our earnings. In addition, all our of distributions to our stockholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that stockholders taxed as individuals currently would be taxed on those dividends at capital gains rates and corporate stockholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Investments in Mills LP and the Taxable REIT Subsidiaries

General. Substantially all of our investments are held through Mills LP. Mills LP holds a significant portion of its real estate properties through subsidiary partnerships and limited liability companies. Mills LP also carries out activities through Management Associates Limited Partnership and various subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

•	the allocations of income and expense items of Mills LP and the subsidiary partnerships and limited liability companies, which could affect the computation of our taxable income;

•	the status of Mills LP and each applicable subsidiary partnership and limited liability company as a partnership or an entity that is disregarded for income tax purposes (as opposed to an association taxable as a corporation); and

•	the taking of actions by Mills LP or any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

The entire discussion of our tax treatment and the federal income tax consequences of the ownership of our stock is based on the assumption that Mills LP and all of its subsidiaries (other than our taxable REIT subsidiaries and their subsidiaries) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.” Neither Mills LP nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, Mills LP and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a “publicly traded partnership,” and it does not derive at least 90% of its income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (a) the interests in which are traded on an established securities market or (b) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Interests in Mills LP will not be traded on an established securities market. There is a significant risk, however, that the interests in Mills LP could be considered readily tradable on the substantial equivalent of a secondary market. Treasury regulations under Section 7704 of the Code set forth certain “safe harbors” under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 (the “Safe Harbors”). Although the Limited Partnership Agreement of Mills LP (the “Partnership Agreement”) includes certain provisions intended to prevent the units from being treated as readily tradable, there can be no assurance that such measures would be effective. In that event, Mills LP could be treated as a “publicly traded partnership,” but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute “qualifying income.” For purposes of determining whether the “qualifying income” exception is satisfied, the income requirements generally applicable to REITs and the definition of “qualifying income” under Section 7704 of the Code are similar in most key respects. There is one significant difference, however. For a REIT, rent from a tenant does not qualify as “rents from real property” if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. We believe that even if Mills LP were treated as a publicly traded partnership, Mills LP would meet the qualifying income exception and therefore maintain its classification as a partnership for federal income tax purposes.

If Mills LP were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in Mills LP would exceed 5% of our assets, and we would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation. In this event, the value of our stock could be adversely affected.

Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of Mills LP and of each subsidiary partnership and limited liability company of Mills LP that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over Mills LP and substantially all of the subsidiaries of Mills LP that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

Tax Allocations with Respect to Our Properties. Mills LP was formed by way of contributions of appreciated property at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a “book-tax difference.”

Mills LP’s Partnership Agreement requires that all allocations of partnership income, gain, loss and deduction be made in a manner consistent with Section 704(c) of the Code and the applicable regulations. Therefore, these allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Mills LP. However, the allocation rules of Section 704(c) of the Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties held by Mills LP could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties held by Mills LP could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

MSC and Our Other Taxable REIT Subsidiaries. A portion of the amounts used by Mills LP to fund distributions to partners, which in turn are used by us to fund distributions to holders of stock, comes from MSC and our other taxable REIT subsidiaries. Such amounts are derived through payments on notes issued by, and dividends from, our taxable REIT subsidiaries. Our taxable REIT subsidiaries do not qualify as REITs and therefore pay federal, state, local, and foreign income taxes on their net income at normal corporate rates. As a result of interest and other deductions, MSC does not pay significant income tax currently. There can be no assurance, however, that the Internal Revenue Service will not challenge these deductions. In any event, future increases in the income of MSC will be subject to income tax. To the extent that our taxable REIT subsidiaries pay such taxes, the cash available for distribution to stockholders is reduced accordingly. However, to the extent that our taxable REIT subsidiaries pay dividends to us in a particular calendar year, dividends received by our stockholders during that year attributable to those distributions will be eligible to be subject to taxation at reduced capital gains rates rather than at ordinary income rates. See “Taxation of Taxable U.S. Holders—Qualified Dividend Income.”

Certain restrictions are imposed on taxable REIT subsidiaries to ensure that such entities will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that later year). In addition, any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to us by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving services from the taxable REIT subsidiary and the charge for the services is separately stated;

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service; or

•	for our taxable years ending before January 1, 2005, amounts are received by us for services customarily furnished or rendered by a taxable REIT subsidiary in connection with the rental of real property.

We anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates or satisfy one or more of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion and we did not satisfy any of the safe harbor provisions described above, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Our ownership of the securities of MSC and our other taxable REIT subsidiaries is currently subject to certain asset tests. These tests restrict the ability of MSC and our other taxable REIT subsidiaries to increase the size of their businesses unless the value of the assets of Mills LP increases proportionately. See “—Taxation of the Company as a REIT—Asset Tests,” above.

Penalty Tax on Prohibited Transactions

Our share of any gain realized from the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Mills LP, through its subsidiary partnerships and limited liability companies, intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and leasing the properties and other retail properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that, in general, the properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the Internal Revenue Service could contend otherwise. In particular, we indirectly own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the mall or community shopping center located at the property (referred to as “outparcels”). We may sell one or more of these outparcels from time to time. In addition, in connection with the development of a mall at a property, we occasionally may sell parcels of land within the mall (“anchor parcels”) to major anchor tenants who desire to own the land on which their facility is located. We believe that our sales of outparcels and anchor parcels should not result in the outparcels and anchor parcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the Internal Revenue Service could contend otherwise, in which event the profit from such sales allocable to us would be subject to a 100% tax. If we determine that the anticipated level of activity with respect to the outparcels and/or anchor parcels would be sufficient to cause such sales to be subject to the 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary. A taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

Taxation of Taxable U.S. Holders

As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of our stock that is for United States federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•	a corporation, or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was in existence on August 20, 1996 and has made an election to be treated as a U.S. person.

In the case of an entity treated as a partnership for United States federal income tax purposes that holds our stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in our stock through entities treated as partnerships for federal income tax purposes should consult their tax advisors. A “non-U.S. holder” is a holder, including any partner in a partnership that holds our stock, that is not a U.S. holder.

Distributions Generally. As long as we qualify as a REIT, distributions made to our taxable U.S. holders out of current or accumulated earnings and profits that are not designated as capital gain dividends or qualified dividend income, will be taken into account by them as ordinary income. As a general rule, for purposes of determining whether a distribution made on our capital stock is a taxable dividend, we allocate our current earnings and profits as follows: (i) first, to the distributions made on our preferred stock, and among classes and series of preferred stock in accordance with their priorities, and (ii) second, if any accumulated earnings and profits are remaining, to the distributions made on our common stock. The effect of this rule is to cause all distributions made on our preferred stock to be fully taxable as dividends before any portion of a distribution made on our common stock is taxable as a dividend. Corporate holders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of such stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, they will be taxable as capital gains, assuming the stock is a capital asset in the hands of the U.S. holder. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the holder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. holders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the holders have held their stock. If we designate any portion of a dividend as a capital gain dividend, a U.S. holder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the holder as capital gain. Corporate holders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may elect to require holders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (a) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (b) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

With respect to holders who are taxed at the rates applicable to individuals, we must classify portions of our designated capital gain dividend into the following categories:

•	a 15% gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 15%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Code, as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

Recipients of capital gains dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income. With respect to holders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such holders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. holders as capital gain, provided that the holder has held the stock with respect to which the distribution is made for more than 61 days during the 121-day period beginning on the date that is 60 days before the date on which such stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign C corporation (other than a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.

Other Tax Considerations. Distributions made by us and gain arising from the sale or exchange by a U.S. holder of stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gain or income will be taxed at ordinary income tax rates. We will notify holders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. holders may not include in their individual income tax returns any of our foreign tax credits, net operating losses or capital losses. Our operating or capital losses will be carried over by us for potential offset against future income, subject to applicable limitations.

Sale of Our Stock. Upon any taxable sale or other disposition of our stock, a U.S. holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for noncorporate holders) to a portion of capital gain realized by a noncorporate holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

In general, any loss upon a sale or exchange of securities by a U.S. holder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Taxation of Tax-Exempt Holders

Provided that a tax-exempt holder has not held its stock as “debt financed property” within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt holder has held its stock as debt financed property within the meaning of the Code or has used the stock in a trade or business. However, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2), the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” is treated as UBTI as to any trust that is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.” A REIT is a “pension held REIT” if it meets the following two tests:

(a) it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(b) either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts. Based on the current estimated ownership of our outstanding capital stock, and as a result of certain limitations on transfer and ownership of our capital stock contained in our charter, we do not expect to be classified as a “pension held REIT.”

U.S. Taxation of Non-U.S. Holders.

Distributions Generally. Distributions by us to a non-U.S. holder of our stock that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its stock will reduce the non-U.S. holder’s adjusted basis and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its stock will be treated as gain from the sale of such stock, the tax treatment of which is described below. See “—U.S. Taxation of Non-U.S. Holders—Sale of Our Stock.”

We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an Internal Revenue Service Form W-8BEN with us, evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us, claiming that the distribution is effectively connected income.

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends. Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•	the investment in the stock is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Except as described in the next sentence, under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will generally be subject to U.S. federal income tax in the manner described above under “-Distributions Generally.”

This treatment will not apply, however, to any such distribution received with respect to a class of stock that is not regularly traded on an established securities market located in the United States or is paid to a non-U.S. holder who owns, at any time during the tax year in which the distribution is received, more than 5% of the class of stock with regard to which the distribution is paid. A non-U.S. holder receiving a distribution described in the previous sentence will be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. We will be required to withhold and remit to the Internal Revenue Service 35% of any such distribution to non-U.S. holders that is either designated as a capital gain dividend, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability.

Sale of Our Stock. Gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally would not be subject to U.S. taxation (except as described below with regard to certain ordinary income items) unless:

•	the investment is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our stock will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders.

We believe that, currently, we are a domestically-controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-U.S. holder held such class or series of shares or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding Tax and Information Reporting

U.S. Holders. In general, information-reporting requirements will apply to payments of dividends on stock and payments of the proceeds of the sale of stock to some holders, unless an exception applies.

The payor will be required to withhold tax on such payments at the rate of 28% if (a) the payee fails to furnish a correct taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding or (b) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

In addition, a payor of the dividends on the stock will be required to withhold tax at a rate of 28% if (a) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (b) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders. Generally, information reporting will apply to payments of dividends on stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders, unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if the partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

Applicable Treasury regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Tax Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our stock.

Tax Shelter Reporting

If a holder recognizes a loss as a result of a transaction with respect to our stock of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate unitholder, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate unitholders, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Holders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Other Tax Consequences for Our Stockholders and Us

We and our stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which Mills LP or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed herein. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

To the extent that we own assets or conduct operations in foreign jurisdictions, we may also be subject to some foreign taxes. Although federal income tax laws provide a credit for foreign income taxes paid by a U.S. taxpayer, those credits generally are not usable by us to the extent that we incur such foreign taxes directly or through an entity that does not pay U.S. income taxes.

TRANSFER AND OWNERSHIP RESTRICTIONS

For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year or during a proportionate part of a shorter taxable year, other than the first year for which we made an election to be treated as a REIT. For the purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2), as modified by Section 856(h)(3), of the Code. Attribution rules in the Code determine if any individual constructively owns our capital stock under the five or fewer requirement.

In addition, if we, or one or more owners of 10% or more of our capital stock, actually or constructively own 10% or more of any of our tenants or a tenant of any partnership in which we are a partner, the rent that we receive either directly or through a partnership from the tenant generally will not be qualifying income for purposes of the REIT gross income tests under the Code. An exception to this 10% related party tenant rule applies in certain circumstances if the tenant qualifies as a “taxable REIT subsidiary” under the Code. A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than the first year for which an election to be treated as a REIT has been made. Furthermore, to qualify as a “domestically-controlled REIT” under the Code, at least 50% of the shares of our capital stock must be beneficially owned by U.S. persons.

Primarily because our board of directors believes it is desirable for us to qualify as a REIT, our certificate of incorporation provides that no person may acquire additional shares if, as a result, any five beneficial owners of our capital stock would own more than 49.9% in value of our outstanding capital stock. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Code, subject to limited exceptions, more than a specified percentage in value of our outstanding capital stock. Our board of directors currently has set this ownership limit at 9.225%.

Our board of directors, in its sole and absolute discretion, may grant an exemption from the ownership limit to a person if the person is not an individual, taking into account Section 856(h)(3)(A) of the Code, our board of directors receives from the person all representations and warranties that our board may require in its sole discretion, and the person agrees that any violation or attempted violation of the representations and warranties will result in the person being subject to our “excess stock” provisions, which are described below.

In 1996, our board of directors waived the ownership limit as to Cohen & Steers Capital Management, Inc. (“Cohen & Steers”), subject to Cohen & Steers’ continued compliance with certain restrictions relating to our qualification as a REIT. This ownership waiver was modified in October 2002 to permit Cohen & Steers to own our Series B preferred stock in an amount that, taken together with Cohen & Steers’ ownership of our common stock, would exceed the ownership limit, subject to Cohen & Steers’ continued compliance with certain restrictions relating to our qualification as a REIT. In 1997, our executive committee of the board of directors waived the ownership limit as to Fidelity Real Estate Investment Portfolio (“Fidelity”), subject to Fidelity’s continued compliance with certain restrictions relating to our qualification as a REIT.

Our board of directors also has waived the ownership limit as to Kan Am, one of our joint venture partners which, together with its affiliates, held approximately 1.23% of the units of Mills LP as of June 30, 2005, and its affiliates, subject to limitations established in our certificate of incorporation on to preserve our REIT status. This waiver, which was granted in exchange for Kan Am entering into a definitive agreement relating to Kan Am’s commitment to contribute additional funds for our development projects, also will apply to certain initial transferees of Kan Am and its affiliates, subject to continued compliance by Kan Am with its contribution obligations, to Kan Am’s compliance with certain first refusal rights in our favor, and to compliance by Kan Am and its affiliates and the transferees with the applicable restrictions relating to preservation of our REIT status.

The ownership attribution rules under the Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, if an individual or entity acquires shares of our capital stock that amount to less than the ownership limit, or acquires an ownership interest in an entity that owns, actually or constructively, any shares of our capital stock, that individual or entity, or another individual or entity, could be considered to own constructively shares of our capital stock in excess of the ownership limit. Our board of directors has the authority to increase the ownership limit from time to time. However, our board of directors does not have the authority to do so if, after giving effect to the increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.9% in value of our outstanding capital stock.

In addition to imposing an ownership limit, our certificate of incorporation further prohibits:

•	any person from acquiring shares of our capital stock if, as a result of the acquisition, we would be “closely held” within the meaning of Section 856(h) of the Code,

•	any person from transferring shares of our capital stock if the transfer would result in shares of our capital stock being owned by fewer than 100 persons, and

•	any person from acquiring shares of our capital stock if such acquisition should cause us to fail to qualify as a “domestically-controlled REIT.”

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify us immediately and to provide us with information that we may request to determine the effect of the transfer on our status as a REIT.

If any intended transfer of shares of our capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our certificate of incorporation, then the intended transfer will be void and of no force or effect as to the intended transferee for that number of shares that exceeds the ownership limit. The excess shares will be exchanged automatically for shares of “excess stock” that are non-voting and may not participate in distributions. In the case of any event, other than a transfer, that would cause a person to hold record title to any shares in excess of the ownership limit, the person will cease to own any right of interest in the shares that exceed the ownership limit. The excess shares held by that person will be exchanged automatically for shares of excess stock, effective as of the close of the business day immediately before the event causing the excess shares.

Pursuant to our certificate of incorporation, the excess stock will be transferred to us as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares ultimately are transferred. Those transferees also will be subject to the ownership limit. While held in trust, the excess stock will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for the stockholder vote, and will not be entitled to participate in any distributions made by us other than liquidating distributions. The original holder may designate, at any time the excess stock is held by us in trust, a beneficiary of the original holder’s interest in the trust, provided that:

•	the original holder may not receive a price for the excess stock that exceeds the price paid by the original holder, and

•	the designated beneficiary’s ownership of the capital stock represented by the excess stock will not exceed the ownership limit.

Immediately after the original holder designates a beneficiary or beneficiaries, shares of excess stock will be exchanged automatically for shares of capital stock out of the class or series from which the excess stock originally converted. In addition, we would have the right, for a period of 90 days during the time the excess stock is held by us in trust, to purchase from the original holder all or any portion of the excess stock. The purchase price payable would be the lower of (a) the price paid by the original holder and (b) the average closing market price for our capital stock on the date we make the purchase, or, if the capital stock being purchased is not being traded, the average of the last reported sales price of our capital stock on the ten days immediately preceding the date of our purchase. This 90-day period begins on the date of the violative transfer if the original holder notifies us in writing of the transfer, or the date our board of directors determines that a violative transfer has occurred if no notice is provided.

The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code, shares of our capital stock in excess of 5% or 1% of our outstanding capital stock, depending on our number of shareholders of record on any dividend record date, must notify us in writing within 30 days after December 31 of each year. Each written notice must state the person’s name and address, the number of shares beneficially owned and a description of how the shares are held. In addition, each holder of our capital stock must provide to us in writing, upon our request, information regarding the direct, indirect and constructive ownership of shares that will enable us to determine whether the ownership and transfer restrictions contained in our certificate of incorporation have been satisfied and to assess our continuing status as a REIT.

SELLING STOCKHOLDER

This prospectus relates to the possible offer and sale from time to time by the selling stockholder of up to 85,355 shares of our common stock issued or to be issued to the selling stockholder on settlement of 110,000 restricted stock units awarded to the selling stockholder on September 9, 2004 as an employee inducement grant pursuant to the terms of an employment agreement and a restricted stock unit agreement between the selling stockholder and us. The table below identifies the selling stockholder and his relationship to us. The table also identifies: (i) the number of shares of common stock beneficially owned as of the date specified, (ii) the number of shares of common stock being registered by this prospectus, and (iii) the amount and percentage of the shares of our common stock to be owned by the selling stockholder assuming the sale of all of the shares of our common stock covered by the registration statement of which this prospectus forms a part. There is no assurance that the selling stockholder will sell any or all of his shares of common stock.

Selling Stockholder	Stockholder’s Position with Company (1)	Number of Shares Beneficially Owned Before Offering (2)	Number of Shares to be Offered Hereby (3)	Number of Shares Owned After Offering (4)	Percentage of Shares Owned After Offering(5)
Mark D. Ettenger	President	36,201	85,355	5,846	*

*	Indicates less than 1% ownership.

(1)	Mr. Ettenger became our President in February 2004.

(2)	According to a Form 4 filed with the SEC on April 13, 2005, Mr. Ettenger beneficially owns 36,201 shares of our common stock, which amount includes 5,846 shares of common stock not included in this offering.

(3)	On January 1, 2005, an aggregate of 55,000 shares of common stock were issued in a private placement in reliance on Section 4(2) of the Securities Act on settlement of the vesting of 55,000 restricted stock units. Of the 55,000 shares of common stock issued, 24,645 shares were tendered back to us by the selling stockholder to pay the statutory minimum taxes due on such vesting and 30,355 shares of such common stock are now held by the selling stockholder. An additional 55,000 shares of our common stock will be issued to the selling stockholder in the future on the settlement of the vesting of the remaining 55,000 restricted stock units, which restricted stock units will vest on the earlier of January 1, 2006 and the termination of the selling stockholder’s employment for any reason other than termination by us for cause or termination by the selling stockholder without good reason. The selling stockholder may tender to us that number of shares of our common stock necessary to pay the statutory minimum taxes due on the vesting of such shares.

(4)	Assumes the sale of all of the shares of common stock included in the offering. The selling stockholder, however, may or may not sell any of the offered shares.

(5)	Based on 56,296,561 shares of outstanding common stock as of August 2, 2005 after giving effect to the conversion of all 55,000 restricted stock units held by the selling stockholder into common stock.

PLAN OF DISTRIBUTION

The common stock covered by this prospectus is being registered to permit public secondary trading of these securities by the selling stockholder from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

We will not receive any of the proceeds from the offering by the selling stockholder of the common stock.

The selling stockholder may from time to time directly sell shares of the common stock to purchasers at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Alternatively, the selling stockholder may from time to time offer these securities through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of these securities for whom they may act as agent.

We cannot assure you that the selling stockholder will sell all or any portion of his securities under this prospectus or that the selling stockholder will not transfer, devise or gift his securities by other means not described in this prospectus.

The selling stockholder and any brokers, dealers or agents who participate in the distribution of the securities covered by this prospectus may be deemed to be “underwriters,” and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholder may be deemed to be an underwriter, the selling stockholder may be subject to some statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the selling stockholder is deemed to be an underwriter, he will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

The common stock offered hereby may be sold from time to time by, as applicable, the selling stockholder or, to the extent permitted, by pledgees, donees, transferees or other successors in interest including by disposal from time to time in one or more transactions (including cross transactions) through any one or more of the following, as appropriate:

•	a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an exchange distribution in accordance with the rules of that exchange or transaction in the over-the-counter market;

•	in transactions otherwise than in the over-the-counter market;

•	through the writing of put or call options on the common stock (including the issuance of derivative securities), whether the options or other derivative securities are listed on an options or other exchange or otherwise;

•	short sales of the common stock and sales to cover the short sales;

•	the pledge of the common stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest therein;

•	sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder or successors in interest or from the purchase of the shares for whom they may act as agent; and

•	a combination of any of the above.

In addition, the common stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus. Sales may be made at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. In effecting the sales, brokers or dealers may arrange for other brokers or dealers to participate.

Upon being notified by the selling stockholder that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of the common stock covered by this prospectus, a revised prospectus or prospectus supplement, if required, will be distributed that will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

To our knowledge, there are currently no agreements, arrangements or understandings between the selling stockholder and any broker, dealer, agent or underwriter regarding the sale by the selling stockholder of shares of the common stock covered by this prospectus. Under the securities laws of some states, securities may be sold only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless it has been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. The selling stockholder and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to the particular shares being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus forms a part and the exhibits to the S-3. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. In addition, we make available free of charge on our website at www.themills.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents and information we filed with the SEC that are identified below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement and any future filings made subsequent to the effectiveness of the registration statement until all of the offered securities to which this prospectus relates have been sold or the offering is otherwise terminated.

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (filed on March 31, 2005).

2.	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005 (filed on May 6, 2005) and the quarter ended June 30, 2005 (filed on August 9, 2005).

3.	Current Reports on Form 8-K filed on January 3, 2005, February 16, 2005, March 11, 2005, May 16, 2005, May 23, 2005 and July 7, 2005.

4.	Description of our common stock included in our Registration Statement on Form 8-A, filed on April 11, 1994, which incorporates by reference a description of our common stock from our Registration Statement on Form S-11 (File No. 33-71524, filed on April 11, 1994), which description we also incorporate by reference into this prospectus.

You may request a copy of these filings and any exhibits specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing us at the following address or telephoning us at (703) 526-5000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

Secretary

The Mills Corporation

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

EXPERTS

The consolidated financial statements of The Mills Corporation appearing in The Mills Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including the financial statement schedule appearing therein), and The Mills Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, (which conclude, among other things, that The Mills Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein), included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Hogan & Hartson L.L.P. has provided its opinion as to the validity of the offered securities and as to certain tax matters described under the heading “Material Federal Income Tax Considerations.”

85,355 Shares

Common Stock

PROSPECTUS

August       , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$652
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	35,000
Printing Expenses	1,500
Miscellaneous	2,000

Total	$49,152

Item 15.	Indemnification of Directors and Officers

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interest of the corporation and, in the case of a criminal action or proceeding, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the maximum extent permitted by the DGCL. We have obtained directors and officers liability insurance.

We have entered into indemnification agreements with each of our directors, some of whom are also our officers. Under these agreements, we have agreed to indemnify our directors to the fullest extent permitted by law for damages and expenses incurred in connection with actual or threatened legal proceedings related to the indemnified party’s service to us. We are obligated under these agreements to advance certain expenses to the indemnified parties as they are incurred, subject to reimbursement if it is subsequently determined that the indemnified party was not entitled to indemnification. We are also obligated to pay expenses incurred by an indemnified party in establishing a right to indemnification under the respective indemnification agreement. Although the indemnification agreements offer substantially the same scope of coverage afforded by the certificate of incorporation and the bylaws, the agreements provide greater assurance to indemnified parties that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the board of directors or by the stockholders to alter, limit or eliminate the rights they provide to the indemnified parties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. In addition, indemnification may be limited by state securities laws.

The Partnership Agreement of Mills LP also provides for similar indemnification of us, in our capacity as the general partner of Mills LP, and our officers and directors, to the maximum extent provided by Delaware Revised Uniform Limited Partnership Act.

Item 16.	Exhibits

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

provided, further, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on August 9, 2005.

THE MILLS CORPORATION,
a Delaware corporation

By:	/s/ Laurence C. Siegel
Laurence C. Siegel Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence C. Siegel and Mark D. Ettenger, and each of them, his or her true and lawful attorneys-in-fact, each with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on August 9, 2005:

Name	Title

/s/ Laurence C. Siegel Laurence C. Siegel	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ Mary Jane Morrow Mary Jane Morrow	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Michael J. Green Michael J. Green	Chief Accounting Officer (principal accounting officer)

/s/ Charles R. Black, Jr. Charles R. Black, Jr.	Director

/s/ Dietrich von Boetticher Dietrich von Boetticher	Vice Chairman and Director

/s/ James C. Braithwaite James C. Braithwaite	Director

/s/ S. Joseph Bruno S. Joseph Bruno	Director

/s/ Joseph B. Gildenhorn Joseph B. Gildenhorn	Director

/s/ John M. Ingram John M. Ingram	Vice Chairman and Director

/s/ Frank W. Lampl Frank W. Lampl	Director

/s/ Colombe M. Nicholas Colombe M. Nicholas	Director

/s/ Harry H. Nick Harry H. Nick	Director

/s/ Franz von Perfall Franz von Perfall	Director

/s/ Robert P. Pincus Robert P. Pincus	Director

/s/ Cristina L. Rose Cristina L. Rose	Director

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of The Mills Corporation, as amended by First Amendment to Amended and Restated Certificate of Incorporation of The Mills Corporation (incorporated by reference to Exhibit 3.1 of The Mills Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

3.2	Amended and Restated Bylaws of The Mills Corporation (incorporated by reference to Exhibit 3.2 of The Mills Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001).

4.1	Specimen Common Stock Certificate of The Mills Corporation (incorporated by reference to Exhibit 4.1 of The Mills Corporation’s Registration Statement on Form S-11 (No. 33-71524), which Registration Statement was declared effective by the SEC on April 14, 1994).

*5.1	Opinion of Hogan & Hartson L.L.P.

*8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters.

10.1	Employment Agreement, dated February 2, 2004, by and between The Mills Corporation and Mark Ettenger (incorporated by reference to Exhibit 10.2 of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004).

10.2	Amended and Restated Restricted Stock Unit Agreement, dated January 14, 2005 and effective as of September 9, 2004, by and between The Mills Corporation and Mark D. Ettenger (incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005).

*23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

*23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).

*23.3	Consent of Ernst & Young LLP.

*24.1	Powers of Attorney (included on signature page).

*	Filed herewith.